Exhibit 4.5

DESCRIPTION OF SECURITIES REGISTERED
PURSUANT TO SECTION 12 OF THE
SECURITIES EXCHANGE ACT OF 1934

The following is a summary of the rights of the common stock, par value $0.005 per share (“Common Stock”), of Envestnet, Inc. (the “Company,” “we,” or “our”), which is the only class of securities of the Company that is registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). This description is based upon our Fifth Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”), Amended and Restated By-laws (the “By-laws”), and provisions of applicable law. We encourage you to read our Certificate of Incorporation and By-laws, each of which is filed as an exhibit to our Annual Report on Form 10-K, and the applicable provisions of the Delaware General Corporation Law (“DGCL”) for additional information.

We are authorized to issue 500,000,000 shares of Common Stock and 50,000,000 shares of undesignated preferred stock.

Common Stock

The holders of Common Stock are entitled to one vote per share on all matters to be voted upon by stockholders, including elections of directors. No holder of Common Stock may cumulate votes in voting for our directors. Subject to the rights of any holders of any outstanding preferred stock, the holders of Common Stock are entitled to receive dividends, if any, that the Board of Directors may from time to time declare out of funds legally available. In the event of our liquidation, dissolution or winding up, the holders of Common Stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior distribution rights of preferred stock then outstanding.

The Common Stock has no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the Common Stock. All outstanding shares of Common Stock are fully paid and non-assessable.

The rights, preferences and privileges of holders of Common Stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock which we may designate and issue in the future.

Preferred Stock

The Board of Directors has the authority, without action by our stockholders, to designate and issue preferred stock in one or more series and to fix the rights, preferences, privileges and related restrictions, including dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, redemption prices, liquidation preferences and the number of shares constituting any series or the designation of the series. The issuance of preferred stock may delay, impede or prevent the completion of a merger, tender offer or other takeover attempt of our Company without further action of our stockholders, including a tender offer or other transaction that some, or a majority, of our stockholders might believe to be in their best interests or in which stockholders may receive a premium for their stock over its then current market price.

Anti-Takeover Effects of Provisions of our Certificate of Incorporation and By-laws

Board of Directors

Our Certificate of Incorporation and By-laws provide:

•That the Board of Directors be divided into three classes, as nearly equal in size as possible, with staggered three-year terms;
•That there is no cumulative voting in the election of our directors;
•That directors may be removed only for cause by the affirmative vote of the holders of at least a majority of the shares of our capital stock entitled to vote; and
•That any vacancy on the Board of Directors, however occurring, including a vacancy resulting from an enlargement of the Board of Directors, may only be filled by vote of a majority of the directors then in office.

These provisions could make it more difficult for a third party to acquire us or discourage a third party from acquiring us.

Stockholder Actions and Special Meetings

Our Certificate of Incorporation and By-laws also provide that:

•Any action required or permitted to be taken by the stockholders at an annual meeting or special meeting of stockholders may only be taken if it is properly brought before such meeting and may not be taken by written action in lieu of a meeting; and
•Special meetings of the stockholders may only be called by the Chairman of the Board of Directors, our Chief Executive Officer, or by the Board of Directors.
Our By-laws provide that in order for any matter to be considered “properly brought” before a meeting, a stockholder must comply with requirements regarding advance notice to us. These provisions could delay stockholder actions which are favored by the holders of a majority of our outstanding voting securities until the next stockholders meeting. These provisions may also discourage another person or entity from making a tender offer for our Common Stock because such person or entity, even if it acquired a majority of our outstanding voting securities, would be able to take action as a stockholder (such as electing new directors or approving a merger) only at a duly called stockholders meeting and not by written consent.

Amendment

Delaware law provides that the affirmative vote of a majority of the shares entitled to vote on any matter is required to amend a corporation’s certificate of incorporation or by-laws, unless a corporation’s certificate of incorporation or by-laws, as the case may be, requires a greater percentage. Our Certificate of Incorporation requires the affirmative vote of the holders of at least 66 2/3% of the shares of our capital stock entitled to vote to amend or repeal any of the foregoing provisions of our Certificate of Incorporation. Our By-laws may be amended or repealed by a majority vote of the Board of Directors or the holders of at least 66 2/3% of the shares of our capital stock issued and outstanding and entitled to vote. The stockholder vote would be in addition to any separate class vote that might in the future be required pursuant to the terms of any series preferred stock that might be outstanding at the time any such amendments are submitted to stockholders.

Authorized but Unissued Shares

The Certificate of Incorporation authorizes the issuance of a significant number of shares of Common Stock and preferred stock. The authorized but unissued shares are available for future issuances without stockholder approval. These additional shares may be utilized for a variety of corporate purposes, including future offerings to raise additional capital, corporate acquisitions and employee benefit plans. A large quantity of authorized but unissued shares may deter potential takeover attempts because of the ability of our Board of Directors to authorize the issuance of some or all of these shares to a friendly party, or to the public, which would make it more difficult for a potential acquirer to obtain control of the Company. This possibility may encourage persons interested in acquiring us to negotiate in advance with our Board of Directors.

The authorization of undesignated preferred stock makes it possible for the Board of Directors to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to change the control of the Company.

These and other provisions may deter hostile takeovers or delay changes in control or management of the Company.

Delaware Business Combination Statute

Section 203 of the DGCL provides that, subject to exceptions set forth therein, an interested stockholder of a Delaware corporation shall not engage in any business combination, including mergers or consolidations or acquisitions of additional shares of the corporation, with the corporation for a three-year period following the date that the stockholder becomes an interested stockholder unless:

•Prior to that date, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;
•Upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, other than statutorily excluded shares; or

•On or subsequent to such date, the business combination is approved by the board of directors of the corporation and authorized at an annual or special meeting of stockholders by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.
Except as otherwise set forth in Section 203, an interested stockholder is defined to include:

•Any person that is the owner of 15% or more of the outstanding voting stock of the corporation, or is an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation at any time within three years immediately prior to the date of determination; and
•The affiliates and associates of any such person.
Section 203 may make it more difficult for a person who would be an interested stockholder to effect various business combinations with a corporation for a three-year period. We have not elected to be exempt from the restrictions imposed under Section 203. The provisions of Section 203 may encourage persons interested in acquiring us to negotiate in advance with our Board of Directors because the stockholder approval requirement would be avoided if a majority of the directors then in office approves either the business combination or the transaction which results in any such person becoming an interested stockholder. These provisions also may have the effect of preventing changes in our management. It is possible that these provisions could make it more difficult to accomplish transactions which our stockholders may otherwise deem to be in their best interests.

Transfer Agent and Registrar

The transfer agent and registrar for the Common Stock is American Stock Transfer & Trust Company, LLC.

NYSE Listing

Our Common Stock is listed on the NYSE under the symbol “ENV”.
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